EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and the use of our report dated February 18, 2005, except for notes 2 and 19, as to which the date is February 27, 2006, with respect to the financial statements and schedules of American Express Company (the “Company”) incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of the Company for the registration of debt securities, preferred shares, depositary shares, common shares, and warrants.

/s/ ERNST & YOUNG LLP

Ernst & Young LLP

New York, New York
October 13, 2006